Exhibit 99.1

SAKS INCORPORATED ANNOUNCES RESULTS FOR THE FIRST

QUARTER ENDED MAY 3, 2008

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

New York, New York (May 20, 2008)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the first quarter ended May 3, 2008.

Overview of First Quarter Results

Saks recorded net income of $18.3 million, or $.13 per share, for the first quarter ended May 3, 2008.

For the prior year first quarter ended May 5, 2007, the Company recorded net income of $11.0 million, or $.07 per share. The prior year first quarter included the following after-tax items totaling net charges of $17.6 million, or $.12 per share:

•

expenses of approximately $13.5 million for retention, severance, and transition costs related to the Company’s downsizing following the disposition of its Saks Department Store Group (SDSG) businesses,

•

expenses of approximately $1.0 million associated with the previously disclosed investigation by the Securities and Exchange Commission (which has been concluded) and the Office of the United States Attorney for the Southern District of New York, and

•	a loss on extinguishment of debt totaling $3.1 million related to the repurchase of $95.9 million of senior notes.

Comments on the First Quarter

Stephen I. Sadove, Chairman and Chief Executive Officer of the Company, noted, “Overall, I am pleased with the Company’s first quarter performance in light of the ongoing challenging macroeconomic and increasingly competitive retail environment. Our customers responded to our merchandise selections and targeted increased promotional activity, driving an 8.4% comparable store sales growth for the quarter. We made great progress in reducing and better positioning our inventory levels.

“Our aggregate first quarter sales performance was among the best in the industry as many retailers posted negative comparable store sales for the period. Customers responded to our merchandise selections and incremental promotions which included a more extensive Friends & Family event and the acceleration of a spring season clearance event into the last week of April this year from the first week of May last year.” Management estimates that, excluding these promotional changes, comparable store sales for the first quarter would have increased by mid-single digits.

(more)

Some of the strongest merchandise categories for Saks Fifth Avenue during the quarter included handbags; shoes; jewelry; and men’s apparel, shoes, and accessories. The New York City flagship store continued to outperform the company average, and several of the Company’s newly-renovated stores posted outsized revenues. In the aggregate, the number of transactions increased for the quarter while the average dollars per transaction decreased slightly.

The increased promotional activity negatively impacted the Company’s first quarter performance as the gross margin rate decreased by 320 basis points, with approximately 175 basis points of the deterioration related to clearance markdowns accelerated into the first quarter. As a percent of sales, first quarter year-over-year SG&A expense (excluding prior year certain items) was flat. The Company achieved 60 basis points of leverage on Other Operating Expenses (depreciation, rents, and taxes other than income taxes) for the period. Primarily as a result of the gross margin deterioration, operating income (excluding prior year certain items) declined approximately 30% to $40.1 million for the quarter.

Both Saks Direct and Off 5th posted outsized sales growth for the quarter. Sadove noted, “The Saks Direct customer is continuing to respond to our constantly expanding designer merchandise offerings, a myriad of innovative and interactive features on the site, and service enhancements.” The Direct business also benefited from increased promotional activities. Revenues grew by approximately 40% for the first quarter on top of last year’s 50% first quarter growth.

Sadove added, “Off 5th is becoming a preferred shopping channel for value and trend conscious consumers. Our merchandise selections continue to improve with more direct purchases from core vendors and additional Saks Fifth Avenue label product. We opened our prototype store in Orlando in April, which has been extremely well received by our customers.”

Balance Sheet Highlights

Consolidated inventories at May 3, 2008 totaled $841.1 million, an approximate 3.6% increase from the prior year on both a total and comparable stores basis. Sadove noted, “We began the fiscal year with a 9% comparable store inventory increase. Our customers responded to our merchandise offerings and promotional efforts during the quarter, and consequently, inventories are more in line with our future sales expectations.”

At quarter end, the Company had approximately $124.5 million of cash on hand and no direct outstanding borrowings on its $500 million revolving credit facility. Funded debt (including capitalized leases) at May 3, 2008 totaled approximately $571.1 million, and debt-to-capitalization was 32.6% (without giving effect to cash on hand), down from 33.9% one year ago.

In the first quarter, the Company repurchased approximately 1.2 million shares of common stock at an average price of $11.96. The Company has remaining availability of approximately 34.4 million shares under its existing repurchase authorization programs.

Kevin Wills, Executive Vice President and Chief Financial Officer, commented, “We believe that our invested cash, our cash flow, and the unfunded liquidity in our revolving credit facility will provide flexibility for additional investments in our business and may provide opportunities to further strengthen our balance sheet and to purchase additional common stock.” Management believes it is appropriate to target ongoing financial leverage with a Funded Debt to EBITDA (Earnings before Interest, Taxes, Depreciation, and Amortization) ratio of less than 2.5x.

(more)

Net capital spending for the quarter ended May 3, 2008 totaled approximately $25 million.

Outlook for the Balance of 2008 and Beyond

Sadove noted, “I remain optimistic about the longer-term outlook for the luxury channel and for Saks Fifth Avenue in particular. We are staying the course with our strategies and initiatives as we are confident that these are right for the long term. However, we believe the challenging macroeconomic and promotional environment will continue for the balance of 2008 and that our 2008 operating margin (excluding certain items) will remain relatively flat with 2007.”

Certain information provided in the Company’s fiscal year end earnings release dated March 5, 2008 under the heading, “Outlook for 2008,” is repeated or modified as necessary below.

The Company’s financial expectations for 2008 (excluding the impact of certain items) are built on the following assumptions:

•

Comparable store sales growth of mid-single digits for the full year, with low-single digit comparable store sales growth in the second quarter and mid-single digit comparable store sales growth in the second half of the year. Comparable store sales assumptions for much of the store base are flat in the aggregate, with somewhat higher growth expected from the New York City flagship store, capital-aided Saks Fifth Avenue locations, Saks Direct, and Off 5th.

•	Inventory levels are expected to generally remain in-line with the Company’s sales growth expectations throughout the year.

•

A modest decrease in the year-over-year gross margin rate for the full year, with modestly improved gross margin rates in the second, third, and fourth quarters, partially offsetting the gross margin decline realized in the first quarter.

•	Modest SG&A expense leverage as a percent of sales for the full year, excluding the impact of certain items, with more leverage expected in the second half of the year.

•	Relatively flat Other Operating Expenses (rentals, depreciation, and taxes other than income taxes) for the full year as a percent of sales.

•	Interest expense approximating $39 million.

•	Depreciation and amortization of approximately $143 million.

•	An effective tax rate of approximately 40.0%.

•	A diluted common share count of approximately 140 to 145 million, assuming the convertible debenture is not convertible and therefore no related share equivalents are added to the share count.

•	Annual capital expenditures of approximately $125 million, which will include store renovations, maintenance capital, and ongoing information technology enhancements.

Sadove concluded, “I continue to be optimistic regarding our long-term plans and believe we can deliver operating expansion in the years ahead as we benefit from our ongoing strategic initiatives. I remain confident that we can grow the Company’s operating margin to 8% and beyond over time.”

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions for SFA and Club Libby Lu. Total sales (in millions) for the first quarter ended May 3, 2008 compared to last year’s first quarter ended May 5, 2007 were:

This Year	Last Year	Total Increase	Comparable Increase
$862.4	$792.7	8.8%	8.4%

(more)

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

This Year	Last Year
$7.6	$7.1

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, May 20, 2008 to discuss first quarter results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 30476864).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

About the Company

The Company currently operates Saks Fifth Avenue (“SFA”) which is comprised of 54 Saks Fifth Avenue stores, 48 Saks Off 5th stores, and saks.com. The Company also operates Club Libby Lu specialty stores.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political

(more)

risks; changes in interest rates; and fluctuations in foreign currency and exchange rates. For additional information regarding these and other risk factors, please refer to the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended February 2, 2008, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

####

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	May 3, 2008		May 5, 2007
Net sales	$862,352	100.0%	$792,747	100.0%
Cost of sales	533,064	61.8%	464,467	58.6%

Gross margin	329,288	38.2%	328,280	41.4%

Selling, general and administrative expenses	204,747	23.7%	212,845	26.8%
Other operating expenses:
Property and equipment rentals	28,298	3.3%	28,337	3.6%
Depreciation & other amortization	32,644	3.8%	31,798	4.0%
Taxes other than income taxes	23,057	2.7%	22,220	2.8%
Store pre-opening costs	287	0.0%	136	0.0%
Impairments and dispositions	138	0.0%	384	0.0%

Operating income	40,117	4.7%	32,560	4.1%

Other income (expense):
Interest expense	(10,057)	-1.2%	(11,980)	-1.5%
Loss on extinguishment of debt	—	0.0%	(5,222)	-0.7%
Other income, net	947	0.1%	2,835	0.4%

Income before provision for income taxes	31,007	3.6%	18,193	2.3%

Provision for income taxes	12,730	1.5%	7,156	0.9%

Net income	$18,277	2.1%	$11,037	1.4%

Per-share amounts - Net income
Basic earnings per common share:	$0.13		$0.08
Diluted earnings per common share:	$0.13		$0.07

Weighted average common shares:
Basic	139,904		140,242
Diluted	140,830		156,274

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	May 3, 2008	May 5, 2007
ASSETS
Current assets
Cash and cash equivalents	$124,523	$158,325
Merchandise inventories	841,068	811,577
Other current assets	141,677	133,700
Deferred income taxes, net	41,428	28,359

Total current assets	1,148,696	1,131,961

Property and equipment, net	1,081,785	1,095,218
Goodwill and intangibles, net	290	317
Deferred income taxes, net	96,459	142,438
Other assets	50,902	40,937

TOTAL ASSETS	$2,378,132	$2,410,871

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$204,382	$236,826
Accrued expenses and other current liabilities	255,254	259,654
Dividend payable	1,475	3,813
Current portion of long-term debt	88,980	235,757

Total current liabilities	550,091	736,050

Long-term debt	482,130	351,428
Other long-term liabilities	162,543	177,399

Total liabilities	1,194,764	1,264,877
Commitments and Contingencies	—	—
Shareholders’ Equity	1,183,368	1,145,994

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,378,132	$2,410,871